Exhibit 99.1

Compass Pathways Appoints Justin Gover to Board of Directors

LONDON & NEW YORK, July 29, 2025

Compass Pathways plc (Nasdaq: CMPS), a biotechnology company dedicated to accelerating patient access to evidence-based innovation in mental health, today announced the appointment of Justin Gover to its Board of Directors, effective immediately. Mr. Gover brings more than 25 years of leadership in the biopharmaceutical industry to this role.

As part of this Board transition, Dr. Linda McGoldrick will retire from her position on the Board at the end of October after more than 5 years of service. Having helped guide Compass’s growth through its 2020 initial public offering and early clinical milestones, Dr. McGoldrick has been a key and invaluable counselor in the company’s achievements.

“With the achievement of the primary endpoint in our first Phase 3 trial, we’re entering an exciting next stage on our journey towards potential approval and commercialization. Justin brings a deep understanding of our industry and a commitment to executional excellence to the Board at this critical time for Compass,” said Kabir Nath, Chief Executive Officer of Compass Pathways. “With Compass being potentially the closest psychedelic company to regulatory approval, Justin’s extensive experience in scaling operations and navigating complex regulatory landscapes for scheduled products will be beneficial as we work to bring COMP360 to the patients who need it. On behalf of the entire company and Board, I also want to thank Dr. Linda McGoldrick for her invaluable guidance and dedication to our mission through the years as she prepares to retire later this year.”

As the founding Chief Executive Officer of GW Pharmaceuticals plc, Mr. Gover led the company from its inception in 1999 through its $7 billion acquisition by Jazz Pharmaceuticals in 2021. During his tenure, GW achieved multiple industry milestones, including the FDA approval of Epidiolex, the first plant derived cannabinoid medicine, and built a fully integrated global organization spanning R&D, manufacturing, and commercial operations.

Mr. Gover currently serves on the board of Xenon Pharmaceuticals (Nasdaq: XENE) and is actively involved with nonprofit organizations including the Rady Children’s Hospital Institute for Genomic Medicine and CURE Epilepsy.

"Compass is breaking new ground in the treatment of mental health conditions, driven by scientific integrity and a deep commitment to patients,” said Justin Gover. “Treatment-resistant depression (TRD) represents a serious and urgent unmet need in the U.S., placing a heavy burden on patients, their loved ones, and the healthcare system. I’m thrilled to support the Compass team as they work to potentially deliver a paradigm-changing treatment for those underserved by existing options."

About Compass Pathways

Compass Pathways plc (Nasdaq: CMPS) is a biotechnology company dedicated to accelerating patient access to evidence-based innovation in mental health. We are motivated by the need to find better ways to help and empower people with serious mental

Exhibit 99.1
health conditions who are not helped by existing treatments. We are pioneering a new paradigm for treating mental health conditions focused on rapid and durable responses through the development of our investigational COMP360 synthetic psilocybin treatment, potentially a first in class treatment. COMP360 has Breakthrough Therapy designation from the US Food and Drug Administration (FDA) and has received Innovative Licensing and Access Pathway (ILAP) designation in the UK for treatment-resistant depression (TRD).
Compass is headquartered in London, UK, with offices in New York in the US. We envision a world where mental health means not just the absence of illness but the ability to thrive.
Forward-looking statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, forward-looking statements can be identified by terminology such as “may”, “might”, “will”, “could”, “would”, “expect”, “intend”, “plan”, “objective”, “anticipate”, “believe”, “contemplate”, “estimate”, “predict”, “potential”, “continue” and “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements include express or implied statements relating to, among other things, statements regarding our business strategy and goals; our plans and expectations regarding our Phase 3 trials in TRD, including our expectations regarding the time periods during which the 26-week results of the two Phase 3 trials will become available; the potential for the pivotal Phase 3 program in TRD to support regulatory filings and approvals; our expectations regarding the safety or efficacy of our investigational COMP360 psilocybin treatment, including as a treatment for treatment of TRD; our expectations regarding the enrollment of our Phase 3 COMP006 trial; any implication that past results will be predictive of future results; and statements related to the innovative potential of psilocybin treatment in mental health care. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Compass’s control and which could cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

These risks, uncertainties, and other factors include, among others: uncertainties associated with risks related to clinical development which is a lengthy and expensive process with uncertain outcomes, and therefore our clinical trials may be delayed or terminated and may be more costly than expected; the full results and safety data from this Phase 3 study in TRD or the results and safety data from our second Phase 3 study in TRD, COMP006, may not be consistent with the preliminary results to date; our need for substantial additional funding to achieve our business goals and if we are unable to obtain this funding when needed and on acceptable terms, we could be forced to delay, limit or terminate our clinical trials; our efforts to obtain marketing approval from the applicable regulatory authorities in any jurisdiction for our investigational COMP360 psilocybin treatment may be unsuccessful; our efforts to commercialize and obtain coverage and reimbursement for our investigational COMP360 psilocybin treatment, if approved, may be unsuccessful; and those risks and uncertainties described under the heading “Risk Factors” in Compass’s most recent annual report on Form 10-K or quarterly report on Form 10-Q, and in other reports we have filed with the U.S. Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. Except as required by law, Compass disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Compass’s current expectations and speak only as of the date hereof.

Enquiries
Media: Dana Sultan-Rothman, media@compasspathways.com, +1 484 432 0041   Investors: Stephen Schultz, stephen.schultz@compasspathways.com, +1 401 290 7324

Exhibit 99.1